Rule 424(b)(2)
                                                 Registration No. 333-60474


PRICING SUPPLEMENT NO. 18 dated August 2, 2002
to Prospectus Supplement dated June 14, 2001
and Prospectus dated June 14, 2001

LEHMAN BROTHERS HOLDINGS INC.
Medium-Term Notes, Series G
Due Nine Months or More From the Date of Issue

CUSIP No.:                      52517PSS1

ISIN:                           US52517PSS10

Specified Currency:             US Dollars

Principal Amount:               US$155,000,000.00

                                Total                           Per Note

Issue Price:                    US$155,000,000.00               100%
Agent's Commission:             US$    310,000.00               0.20%
Proceeds to Lehman
   Brothers Holdings:           US$154,690,000.00               99.80%

Agent:                          Lehman Brothers Inc.

Agent's Capacity:               [ ] As agent         [X ] As principal

[ ] The Notes are being offered at varying prices relating to prevailing market prices at the time of sale.

[X ] The Notes are being offered at a fixed initial public offering price equal to the Issue Price.

Trade Date:                     August 2, 2002

Original Issue Date:            August 9, 2002

Stated Maturity Date:           February 9, 2004

Amortizing Note:                [  ] Yes      [X ] No

Amortization Schedule:          Not Applicable



[  ]  Fixed Rate Note           Interest Rate per Annum:         %

[X ]    Floating Rate Note      [  ]  CD Rate
                [  ]  Commercial Paper Rate
                [  ]  Federal Funds Rate
                [X ]    LIBOR Telerate
                [  ]  LIBOR Reuters
                [  ]  Treasury Rate:    Constant Maturity [  ] Yes   [  ] No
                [  ]  Prime Rate
                [  ]  J.J. Kenny Rate
                [  ]  Eleventh District Cost of Funds Rate
                [  ]  Other:

Other Interest Rate Terms:      1-Month LIBOR

Initial Interest Rate:          Not applicable

Spread:                         +0.25%

Maximum Interest Rate:          Not Applicable

Minimum Interest Rate:          Not Applicable

Index Maturity:                 Not Applicable

Interest Rate Determination
Dates:                          Two London business days prior to
                                Interest Reset Dates

Interest Reset Dates:           Same as Interest Payment Dates

Interest Payment Dates:         Monthly on the 9th, commencing
                                September 9, 2002


"Accrue to Pay":                [  ] Yes        [X] No

Optional Redemption:            The Note may not be redeemed prior to
                                Stated Maturity at the option of
                                Lehman Brothers Holdings.

Optional Repayment:             The holder of the Note may not elect
                                repayment of the Note by Lehman Brothers
                                Holdings prior to Stated Maturity.

Extension of Maturity:          Lehman Brothers Holdings may not extend the
                                Stated Maturity Date of the Note.

Form of Note:                   [X ] Book-entry only (global)
                                [  ] Certificated

Depository:                     The Depository Trust Company

Authorized Denominations:       $1,000 or any larger whole multiple


Clearance and Settlement:

Each global certificate representing the Notes will be deposited with, or on behalf of, DTC and registered in the name of DTC or its nominee. Investors may elect to hold their beneficial interests in a global certificate through DTC, Clearstream Banking, Socit Anonyme, or Euroclear Bank S.A./N.V., as operator of the Euroclear System, if they are participants in such systems, or indirectly through organizations which are participants in such system. Clearstream and Euroclear will hold interests on behalf of their participants through customers' securities accounts in Clearstream's and Euroclear's names on the books of their respective depositaries, which in turn will hold such interests in customers' securities accounts in the depositaries' names on DTC's books.

Capitalized terms used herein without definition have the meanings ascribed to them in the Prospectus Supplement and accompanying Prospectus.

Lehman Brothers Holdings Inc.


By:    /s/ Thomas O'Sullivan
Name:  Thomas O'Sullivan
Title: Authorized Officer